EXHIBIT 10.1.5
ENTERPRISE FINANCIAL SERVICES CORP
EXECUTIVE EMPLOYMENT AGREEMENT
THIS AGREEMENT, is made by and between JAMES B. LALLY (the “Executive”) and ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (the “Company”), effective as of June 30, 2015 (the “Effective Date”).
WHEREAS, Executive desires to continue to be employed by the Company, and the Company desires to continue to employ Executive, on the terms, covenants and conditions hereafter set forth in this Agreement; and
WHEREAS, the Company has devoted a substantial amount of time and effort and has invested and incurred substantial costs in developing and maintaining its customers contacts, goodwill, loyalty, and confidential business information and methodologies and, as a result, has developed very valuable interests in its customer contacts, goodwill, loyalty and confidential business information and methodologies.
NOW, THEREFORE, for the reasons set forth above, and in consideration of the mutual promises and agreements herein set forth, the Company and Executive agree as follows:
1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs Executive for the Employment Term as hereafter defined. During the Employment Term, Executive shall have such duties and responsibilities as directed by the Company, including taking positions with Subsidiaries (as defined below) of the Company. Executive shall comply with all policies and procedures of the Company generally applicable to Executive. Executive hereby accepts such employment and agrees to serve the Company in such capacities for the term of this Agreement.
2. Term of Employment. Except as otherwise provided herein, the term of Executive’s employment with the Company shall be for a term commencing on the Effective Date and ending upon termination of employment as hereafter provided (the “Employment Term”).
3. Devotion to Duties. Executive agrees that during the Employment Term he will devote all of his skill, knowledge, commercial efforts and working time to the conscientious and faithful performance of his duties and responsibilities to the Company (except for (i) permitted vacation time and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder: (A) such reasonable time as may be devoted to the fulfillment of Executive’s civic and charitable activities and (B) such reasonable time as may be necessary from time to time for personal financial matters). Executive will use his best good faith efforts to promote the success of the Company’s business and will cooperate fully with the management of the Company in the advancement of the best interests of the Company. If requested by the Company, Executive will agree to serve as a director or officer of any of the Company’s Subsidiaries without additional compensation.
4. Compensation of Executive.
4.1 Base Salary. Executive’s base salary (the “Base Salary”) as of the Effective Date is $261,809.60 per year and shall be subject to increase or decrease at any time and from time to time by the Company; provided that Base Salary may not be decreased below $261,809.60 per year without Executive’s written consent.
4.2 Targeted Incentives. In addition to the compensation set forth elsewhere in this Section 4, Executive shall be eligible to participate in the Company’s long term incentive plan and short term incentive plan (collectively, “Targeted Incentives”) as determined by the Company from time to time. Such participation shall be governed by the terms and subject to the conditions of such plans, as may be in effect from time to time, including without limitation conditions as to performance targets, length of service and clawback policies.

Unless otherwise expressly indicated in any agreement or plan governing a Targeted Incentive and except as provided in Sections 5.2 and 5.3, Executive shall not be eligible to receive any Targeted Incentive unless Executive is employed with the Company on the date such Targeted Incentive is paid. Unless otherwise expressly provided in the terms governing any Targeted Incentives, and except as provided in Sections 5.2 and 5.3, all Targeted Incentives earned by Executive will be paid not later than March 15 of the calendar year immediately following the calendar year to which the Targeted Incentive relates.
4.3 Benefits. Executive shall be entitled to participate, during the Employment Term, in other regular employee benefit plans generally established by the Company for its full-time employees, including without limitation, any savings and profit sharing plan, incentive stock plan, dental and medical plans, life insurance and disability insurance, and non-qualified deferred compensation plans, such participation to be as provided in said employee benefit plans in accordance with the terms and conditions thereof as in effect from time to time and subject to any applicable waiting period. Executive shall also be entitled to paid vacation during each year of the Employment Term in accordance with the Company’s vacation policy, provided that any vacation not used in any year shall be forfeited and not carried over to any subsequent year.
4.4 Reimbursement of Expenses. The Company will provide for the payment or reimbursement of all reasonable and necessary expenses incurred by the Executive in connection with the performance of his duties under this Agreement in accordance with the Company’s expense reimbursement policy, as such may change from time to time.
5. Termination of Employment.
5.1 General. Notwithstanding any other provisions of this Agreement, Executive shall constitute an at-will employee and the Company may terminate Executive’s employment at any time, with or without Cause (as defined below), immediately upon written notice. Executive may also terminate Executive’s employment at any time either for or not for Constructive Termination (as defined below), immediately upon written notice. Upon any termination of Executive’s employment, Executive shall, within thirty (30) days after such termination, be paid all accrued salary, bonus compensation to the extent earned, any benefits under any plans of the Company in which Executive is a participant to the full extent of the Executive’s rights under such plans, accrued vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive reimbursable by the Company in connection with his duties hereunder, all to the date of termination, but, except as provided in Section 5.2 or 5.3 below, Executive shall not be paid any other compensation or reimbursement of any kind including without limitation, severance compensation. Vested deferred compensation, pension plan, and profit sharing plan benefits will be paid in accordance with the terms of the applicable plans or agreements.
5.2 Termination Other Than for Cause. Notwithstanding any other provisions of this Agreement, the Company or Executive may effect a “Termination Other Than for Cause,” as hereinafter defined (including, for purposes of clarification, a Termination Upon a Change in Control), at any time upon giving written notice to the other party of such termination.
(a) Subject to the conditions of Section 5.2(b) and Section 6, in the event Executive’s employment is terminated in a Termination Other Than for Cause, provided that such termination constitutes a Separation from Service (as defined in Section 6.1), in addition to payments contemplated by Section 5.1, the Company shall pay Executive as severance compensation (the “Severance Compensation”): (i) an amount equal to one year of Executive’s Base Salary, at the rate payable at the time of such termination plus (ii) an amount equal to any annual cash Targeted Incentives for the year in which such termination occurs as though all “target levels” of performance for such year are fully and completely achieved. Subject to the conditions specified in Section 5.2(b), the Severance Compensation will be payable in a single lump sum cash payment subject to applicable taxes and withholdings, on the 60th day after Executive’s Separation from Service.

(b) Payment of the Severance Compensation shall be subject to and conditioned upon Executive’s compliance with the terms, provisions and conditions contained in this Agreement in Sections 8, 9 and 10 and shall be subject to and conditioned upon Executive’s execution of a release and waiver, within sixty (60) days after Executive’s Separation from Service, of all claims with respect to Executive’s employment against the Company, its Affiliates and their respective officers and directors in a form mutually acceptable to the Company and Executive (the “Release”).
5.3 Definitions.
(a) “Affiliate” with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.
(b) “Cause” means the occurrence of any of the following: (i) an order of any federal or state regulatory authority having jurisdiction over the Company which prohibits Executive from performing, or renders it impracticable for Executive to perform, his duties under this Agreement, (ii) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to Executive’s Disability); (iii) a willful breach by Executive of any material provision of this Agreement or of any other written agreement with the Company or any of its Affiliates; (iv) Executive’s commission of a crime that constitutes a felony or other crime of moral turpitude or criminal fraud; (v) chemical or alcohol use which materially and adversely affects Executive’s performance of his duties under this Agreement; (vi) any act of disloyalty or breach of responsibilities to the Company by the Executive which is intended by the Executive to cause material harm to the Company; (vii) misappropriation (or attempted misappropriation) of any of the Company’s funds or property; or (viii) Executive’s material violation of any Company policy applicable to Executive.
(c) “Change in Control” means the date on which any of the following has occurred:
(i) any Person, other than one or more of the directors of the Company on the Effective Date of this Agreement or any Person that any such director Controls (as defined below), becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the “Company Outstanding Voting Securities”);
(ii) any Person becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of Enterprise Bank entitled to vote generally in the election of directors of Enterprise Bank;
(iii) consummation of a reorganization, merger or consolidation (a “Business Combination”) of the Company, unless, in each case, following such Business Combination (1) all or substantially all of the Persons who were the beneficial owners, respectively, of the Company Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination, (2) no Person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination except to the extent such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the Company Board resulting from the Business Combination are Continuing Directors (as hereinafter defined) at the time of the execution of the definitive agreement, or the action of the Company Board, providing for such Business Combination;

(iv) consummation of the sale, other than in the ordinary course of business, of more than 50% of the combined assets of the Company and its Subsidiaries in a transaction or series of related transactions during the course of any twelve-month period; or
(v) the date on which Continuing Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the Company Board.
As used in this Section 5.3(c), the definitions of the terms “beneficial owner” and “group” shall have the meanings ascribed to those terms in Rule 13(d)(3) under the Securities Exchange Act of 1934.
(d) “Company Board” means the Board of Directors of the Company.
(e) “Constructive Termination” means the termination of Executive's employment by the Executive by reason of (1) the Company's material breach of this Agreement which remains uncured for a period of thirty (30) days following Executive's notice of such breach given to the Company, (2) the assignment of Executive without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties as of the Effective Date, following notice by Executive of his refusal to consent to such position, responsibilities or duties (which must be given within thirty (30) days of such assignment) and the Company's refusal to modify such position or responsibility so that it is no longer of lesser status or degree of responsibility than his position, responsibilities or duties as of the Effective Date or (3) the requirement by the Company that Executive's primary residence be based anywhere other than the St. Louis, Missouri metropolitan area, without Executive's consent.
(f) “Continuing Directors” means, as of any date of determination, (i) any member of the Company Board on the Effective Date of this Agreement, (ii) any person who has been a member of the Company Board for the two years immediately preceding such date of determination, or (iii) any person who was nominated for election or elected to the Company Board with the affirmative vote of the greater of (A) a majority of the Continuing Directors who were members of the Company Board at the time of such nomination or election or (B) at least four Continuing Directors but excluding, for purposes of this clause (iii), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Company Board.
(g) “Control” means, with respect to any Person, the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
(h) “Disability” means, in the reasonable judgment of the Company, Executive (i) has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and (ii) such illness or incapacity continues for a period of more than 90 consecutive days, or 90 days during any 180 day period.
(i) “Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
(j) “Subsidiary” means, with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.
(k) “Termination Other Than for Cause” means (i) any termination by the Company of Executive's employment with the Company other than a termination for Cause, a termination by reason of Disability, a termination on account of death, a voluntary termination by Executive (other than a Constructive Termination) or a Termination Upon a Change of Control, or (ii) a termination by Executive of Executive's employment with the Company by reason of a Constructive Termination, provided that such termination constitutes a Separation from Service as defined in Section 6.1.
(l) “Termination Upon a Change in Control” means a Termination Other Than for Cause which occurs within (i) three (3) months prior to and in contemplation of a Change in Control or (ii) one year following a Change in Control, provided that such termination constitutes a Separation from Service as defined in Section 6.1.
6. 409A. The following provisions shall apply notwithstanding any other provisions herein to the contrary:
6.1 Separation From Service. Any amount that (i) is payable upon termination of Executive’s employment with the Company under any provision of this Agreement, and (ii) is subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall not be paid unless and until the Executive has Separated from Service. As used in this Agreement, the terms “Separated from Service” and “Separation from Service” shall have the meaning specified in Treasury Regulation Section 1.409A-1(h).
6.2 Specified Employee. If Executive is a “specified employee” (within the meaning of Section 409A) of Company at the time of his termination of employment and if payment of severance compensation to the Executive is on account of an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(n)), Executive shall be paid such severance compensation during the six (6) month period immediately following the date of his Separation from Service as otherwise provided under Section 5 for such six -month period except that the total amount of such payments shall not exceed the lesser of the amount specified under (i) Treasury Regulation Section 1.409A-1(9)(iii)(A)(1) or (ii) Treasury Regulation Section 1.409A-1(9)(iii)(A)(2). To the extent such amounts otherwise payable during such six-month period exceed the amounts payable under the immediately preceding sentence, such excess amounts shall not be paid during such six-month period, but instead shall be paid in a single sum on the first regular payroll date of Company immediately following the six (6) month anniversary of the date of Executive’s Separation from Service. If Executive is a specified employee and Executive’s Separation from Service is not an involuntary separation from service as defined in Treasury Regulation Section 1.409A-1(n), then any severance compensation and any other amount due to Executive under this Agreement that is subject to Section 409A and that would otherwise have been paid during the six (6) month period immediately following the date of Executive’s Separation from Service shall be paid in a single sum on the first payroll date of Company immediately following the six month anniversary of Executive’s Separation from Service. Amounts, the payment of which are deferred under this Section, shall be increased by interest at the prime rate as of the date of Executive’s Separation from Service as published in the Wall Street Journal from the date such amounts would have been paid but for this provision and such accumulated interest shall also be paid to the Executive on the first payroll date of Company immediately following the six month anniversary of Executive’s Separation from Service.
Notwithstanding the provisions of this Section 6, the Company has no responsibility or obligation to Executive with respect to any tax that may be incurred by Executive pursuant to Section 409A.
6.3 Savings Clause. All payments under the Agreement are intended to be exempt from Section 409A as short-term deferrals. In the event that any provision of the Agreement is deemed to be subject to Section 409A, the Company shall operate the Agreement in accordance with the requirements set forth in Section 409A. If any provision of the Agreement does not comply with the requirements of Section 409A, the Company, in exercise of its sole discretion and without consent of the Executive, may amend or modify the Agreement in any manner to the extent necessary to meet the requirements of Section 409A.
7. Death of Executive. In the event Executive dies before amounts are paid to him under this Agreement, such amounts shall be paid to his designated beneficiary or beneficiaries, or if there are no designated beneficiary or beneficiaries, to his estate.

8. Confidentiality; Non-Disparagement.
8.1 Executive agrees to hold in strict confidence and not disclose all non-public information concerning any matters affecting or relating to the business of the Company, its Subsidiaries and Affiliates, including without limiting the generality of the foregoing non-public information concerning their manner of operation, business or other plans, data bases, marketing programs, protocols, processes, computer programs, client lists, marketing information and analyses, operating policies or manuals or other data (the “Confidential Information”). Executive agrees that he will not, directly or indirectly, use any Confidential Information for the benefit of any person, business, legal entity other than the Company or disclose or communicate any of the Confidential Information in any manner whatsoever other than to the directors, officers, employees, agents and representatives of the Company who need to know such information, who shall be informed by Executive of the confidential nature of the Confidential Information and directed by Executive to treat the Confidential Information confidentially. Upon the Company’s request, Executive shall return all information furnished to him related to the business of the Company without retaining any copies in electronic or other form. The above limitations on use and disclosure shall not apply to information which Executive can demonstrate: (a) was known to Executive before receipt thereof from the Company; (b) is learned by Executive from a third party entitled to disclose it; or (c) becomes known publicly other than through Executive; (d) is disclosed by Executive upon authority of the Board or any committee of the Board; (e) is disclosed pursuant to any legal requirement or (f) is disclosed pursuant to any agreement to which the Company or any of its Subsidiaries or Affiliates is a party. The parties hereto stipulate that all such information is material and confidential and gravely affects the effective and successful conduct of the business of the Company and the Company’s goodwill, and that any breach of the terms of this Section 8 shall be a material breach of this Agreement.
8.2 Executive further agrees that, during the Employment Term and thereafter (regardless of the reason for such termination), Executive will not make any disparaging or derogatory statement, oral or written, to any third party which is or is likely to be materially detrimental to the goodwill of the Company or any of its Subsidiaries or Affiliates. Nothing herein shall prevent Executive from testifying truthfully in connection with any litigation, arbitration or administrative proceeding.
9. Use of Proprietary Information. Executive recognizes that the Company possesses a proprietary interest in all of the Confidential Information and has the exclusive right and privilege to use, protect by copyright, patent or trademark, manufacture or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive, his agents or affiliates, during the Employment Term, based on or arising out of the Confidential Information shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) in the scope of his employment, or involving the use of the Company’s time, materials or other resources, shall be promptly disclosed to the Company and shall become the exclusive property of the Company. Upon any termination of Executive’s employment or engagement with the Company, Executive shall immediately return all Confidential Information (and all tangible embodiments thereof) possessed by Executive to the Company.
10. Restrictive Covenants.
10.1 Non-Competition.
(a) Because of Executive’s unique and specialized position within Company and Executive’s access to and familiarity with Company’s Confidential business methodologies, Executive agrees that, during the Restricted Period (as defined below), Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in (except as an employee of the Company, or its Affiliates) any Person engaged in the operation, ownership or management of a bank, trust company; bank holding company, wealth management or financial services business within the Metropolitan Statistical Areas of St. Louis, Kansas City, Phoenix, Arizona or any other city in which the Company or any of its Affiliates has an office at the time of such termination. Notwithstanding the foregoing, the ownership by Executive of less than 1% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.
(b) The “Restricted Period,” for purposes of this Agreement will mean the period of Executive’s employment with the Company plus either, (i) a period of one year following any termination of such employment for any reason, whether with or without cause, but excluding a Termination Upon a Change in Control or (ii) a period of six months following a Termination Upon a Change in Control.
10.2 Non-Solicitation.
(a) During the Restricted Period, Executive shall not, except on behalf of or with the prior written consent of the Company, directly or indirectly, whether alone or in association, or combination with any other Person, or as an officer, director, shareholder, member, manager, employee, agent, independent contractor, consultant, advisor, joint venturer, partner or otherwise and whether or not for pecuniary benefit:
(i) solicit, take away, attempt to take away, divert, attempt to divert, engage in business with, contract with or in any way interfere with the relationship between any Protected Customer (as defined below) and the Company or its Affiliates.
(ii) (1) hire or employ any other employee of the Company, (2) entice, solicit, recruit or induce any other employee of the Company or its Affiliates to leave such employ or (3) otherwise interfere with the employment of any other employee of the Company or its Affiliates.
(b) Before Executive becomes employed by or becomes a consultant for a Person during the Restricted Period, Executive shall inform such Person of the provisions of this Section 10.2 and, if within the first year following Executive’s termination of employment with the Company, shall cause such Person to sign a document acknowledging this provision and agreeing with the Company, on behalf of itself and its Affiliates, to abide to the terms of such obligation to not solicit, take away, conduct any wealth management or banking business with, attempt to take away, divert or attempt to divert, any Protected Customer, and deliver such document to the Company. Provided, however, that nothing contained herein shall prevent such Person employing Executive from continuing to provide services to any individual or other entity that was a customer of the Person prior to the date of the termination of Executive’s employment with the Company. Company may advise any third party with whom Executive may consider, establish or contract a relationship, including but not limited to an employment relationship of this Agreement and its terms, and the Company shall have no liability for so acting.
(c)    For purposes of this Agreement, “Protected Customer” means any Person and its/his/her Affiliate (i) for whom the Company or any of its Affiliates has provided financial services, including without limitation wealth management, sales of tax credits, investment, banking, trust, insurance or other financial services provided by the Company or any of its Affiliates within the twenty-four month period prior to the termination of Executive’s employment with the Company or (ii) to whom the Executive on behalf of the Company or any of its Affiliates had made a proposal to provide any of the above financial services at any time within twelve (12) months preceding the termination of Executive’s employment with the Company.
10.3 Saving Provision. The parties hereto agree that, in the event a court of competent jurisdiction shall determine that the geographical, durational or other elements of this covenant are unenforceable, such determination shall not render the entire covenant unenforceable. Rather, the excessive aspects of the covenant shall be reduced to the threshold which is enforceable, and the remaining aspects shall not be affected thereby. The parties intend that the restrictions of this Section 10 be given the construction that renders their provisions valid and enforceable to the maximum extent possible under applicable law.
10.4 Equitable Relief. Executive acknowledges that the extent of damages to the Company from a breach of Sections 8, 9 and 10 of this Agreement would not be readily quantifiable or ascertainable, that monetary damages would be inadequate to make the Company whole in case of such a breach, and that there is not and would not be an adequate remedy at law for such a breach. Therefore, Executive specifically agrees that the Company is entitled to injunctive or other equitable relief (without any requirement to post any bond or other security) from a breach of Sections 8, 9 and 10 of this Agreement, and hereby waives and covenants not to assert against a prayer for such relief that there exists an adequate remedy at law, in monetary damages or otherwise.
10.5 Tolling. Executive agrees that, in the event of a breach of any of the provisions of this Section 10, the time period specified in such provisions shall be extended by the number of days between the date of such breach and the date such breach is enjoined or other relief is granted to the Company by a court of competent jurisdiction. It is the intention of the parties that the Company shall enjoy the faithful performance by Executive of the covenants specified in this Section 10 for the full time periods specified herein.
10.6 Reasonableness of Restrictive Covenants. Executive recognizes that as an employee and/or officer of the Company, (i) Executive has and will have substantial customer contacts, perform special and unique duties and services for the Company and acquire Confidential Information, (ii) the Confidential Information is the property of the Company and the use, misappropriation, or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and it is essential to the protection of the Company’s good will and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret, and (iii) the Company has a valid, protectable right and business interest in preserving the relationships described in this Agreement. The Company and Executive further agree that but for Executive’s agreement to the provisions of Sections 8, 9 and 10 of this Agreement, Executive would not be eligible for continued employment by the Company on an “at will” basis and for no definite term and the Company would not make available or continue to make available to Executive the Confidential Information. Executive further agrees that: (A) the covenants and agreements contained herein are reasonable and necessary in order to protect the legitimate business interests of the Company and (B) the enforcement of such covenants would not unreasonably impair Executive’s ability to earn a livelihood.
11. Assignment. This Agreement is personal to Executive and shall not be assignable by him.
12. Entire Agreement. This Agreement and any agreements entered into after the date hereof under any of the Company’s benefit plans or compensation programs as described in Section 4 contain the complete agreement concerning the employment arrangement between the parties, including without limitation severance or termination pay, and shall, as of the Effective Date, supersede all other agreements or arrangements between the parties with regard to the subject matter hereof.
13. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. The obligations of the Company under this Agreement shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business or similar event relating to the Company. This Agreement shall not be terminated by reason of any merger, consolidation or reorganization of the Company, but shall be binding upon and inure to the benefit of the surviving or resulting entity.
14. Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless reduced to writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties thereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

15. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid or unenforceable by any court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.
16. Manner of Giving Notice. All notices, requests and demands to or upon the respective parties hereto shall be sent by hand, certified mail, overnight air courier service, in each case with all applicable charges paid or otherwise provided for, addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto:

To Company: Enterprise Bank & Trust 150 North Meramec Clayton, Missouri 63105 Attention: President and Corporate Secretary	To Executive: at his current residential address on file with the Company.

Such notices, requests and demands shall be deemed to have been given or made on the date of delivery if delivered by hand or by telecopy and on the next following date if sent by mail or by air courier service.
17. Remedies. In the event of a breach of this Agreement, the non-breaching party shall be entitled to such legal and equitable relief as may be provided by law, and shall further be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred in enforcing the non-breaching party’s rights hereunder.
18. Headings. The headings have been inserted for convenience only and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.
19. Choice of Law. It is the intention of the parties hereto that this Agreement and the performance hereunder be construed in accordance with, under and pursuant to the laws of the State of Missouri without regard to the jurisdiction in which any action or special proceeding may be instituted.
20. Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.
21. Voluntary Agreement; No Conflicts. Executive hereby represents and warrants to the Company that he is legally free to accept and perform his employment with the Company, that he has no obligation to any other person or entity that would affect or conflict with any of Executive’s obligations pursuant to such employment, and that the complete performance of the obligations pursuant to Executive’s employment will not violate any order or decree of any governmental or judicial body or contract by which Executive is bound. The Company will not request or require, and Executive agrees not to use, in the course of Executive’s employment with the Company, any information obtained in Executive’s employment with any previous employer to the extent that such use would violate any contract by which Executive is bound or any decision, law, regulation, order or decree of any governmental or judicial body.
22. Term of Agreement; Survival of Certain Provisions. The provisions of this Agreement shall survive in accordance with their respective terms. Without limiting the foregoing, the terms of Sections 8, 9 and 10 shall survive and remain in effect in accordance with their terms following any termination of this Agreement or the termination or expiration of the Employment Term for any reason whatsoever.
23. Venue. In the event of litigation arising out of or in connection with this Agreement, the parties hereto agree to submit to the jurisdiction of the state courts located in the County of St. Louis, Missouri.
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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first stated above.

ENTERPRISE FINANCIAL SERVICES CORP

By: /s/ Lorie White
Lorie White

Title: SVP, HR

EXECUTIVE:

/s/ James B. Lally
James B. Lally